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                                                                     Exhibit 5.1


                                  May 17, 2005



Securities and Exchange Commission
450 Fifth Street, N.W.
Judiciary Plaza
Washington, DC  20549

Ladies and Gentlemen:

         We have acted as legal counsel to American HomePatient, Inc., (the "Company") in connection with the preparation of a Registration Statement on Form S-8 under the Securities Act of 1933, as amended ("Registration Statement"), relating to up to 500,000 shares of the Company's common stock, par value $.01 per share (the "Shares"), to be issued by the Company under its Amended and Restated 1991 Nonqualified Stock Option Plan, as amended by Amendment No. 1 to the Amended and Restated 1991 Nonqualified Stock Option Plan.

         We have examined and are familiar with the Certificate of Incorporation and the By-Laws of the Company, and the various corporate records and proceedings relating to the organization of the Company and the filing of the Registration Statement. We have also examined such other documents and proceedings as we have considered necessary for the purpose of this opinion.

         Based on the foregoing it is our opinion that the Shares will, when sold, be legally issued, fully paid, and non-assessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                          Very truly yours,

                                          HARWELL HOWARD HYNE
                                          GABBERT & MANNER, P.C.